Exhibit 1.01

The Valspar Corporation

Conflict Minerals Report

For The Year Ended December 31, 2013

This report has been prepared by management of The Valspar Corporation (herein referred to as “Valspar,” the “Company,” “we,” “us,” or “our”) for the calendar year ended December 31, 2013, and is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the Rule). Conflict Minerals are defined by the SEC as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG).

1. Introduction

Valspar is a global leader in the paint and coatings industry. Our principal products include packaging and industrial coatings and paint, primers, top coats and aerosol spray paints for consumer and professional markets. We do not believe that our products contain cassiterite, columbite-tantalite, wolframite, gold, tantalum or tungsten. A limited number of our products contain organic or inorganic tin compounds such as tin catalysts and tin oxides.

2. Supply Chain Due Diligence

We rely on our raw material suppliers to provide us with information on the origin of any 3TG contained in materials supplied to us. We do not have any direct supplier relationship with any smelters or refiners of cassiterite, columbite-tantalite, gold or wolframite and have no direct influence at the mineral extraction or refinement levels. For the purposes of this report, we analyzed our supply chain for products manufactured during calendar year 2013. Our due diligence measures were designed to conform, as applicable to our circumstances and position in the supply chain, with the framework in The Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance) and the related Supplement on Tin, Tantalum and Tungsten.

In order to identify the possible presence of 3TG in our products, we evaluated raw material data available to us at the chemical component level. We also consulted internal technical experts and material scientists to identify raw materials and products that may be manufactured using 3TG. Our evaluation determined that the only 3TG substances relevant to our manufacturing processes are chemical compounds of tin. Since 2011, we have worked with suppliers of raw materials that we believe may be manufactured using tin to determine the origin of any tin that may be present in those materials. We required relevant suppliers to participate in an on-line DRC Conflict Minerals Request for Information (RFI) designed to capture information about sourcing practices and the presence of 3TG in raw materials. We have also used the Electronics Industry Citizenship Coalition-Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Reporting Template to solicit information on 3TG.

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We asked any supplier that confirmed the use of tin in their products to identify the source of the tin, including information on smelters or mines of origin. We inquired about policies on the use of conflict minerals in their products and educated them on Valspar’s expectations regarding conflict minerals. We asked whether the supplier could confirm that their products did not directly or indirectly finance or benefit armed groups in the Democratic Republic of Congo (DRC) or any neighboring countries (together, the “Covered Countries”), and requested information on the basis for any such determination.

Valspar established an internal team to manage conflict minerals due diligence, including members from legal, sourcing and product stewardship, with input from information technology and experts in research and development. Valspar’s conflict minerals team reviewed all supplier responses for completeness and indications of reliability. Indicators of reliability included timely responses; confirmation of suspected tin-containing products; evidence of proactive steps to ensure conflict-free sourcing; the existence of a conflict minerals policy; the identification of smelters or mines of origin; evidence that our suppliers had requested sourcing information from upstream suppliers; and evidence of third-party supply chain audits. We followed up with suppliers that failed to respond or provided vague or non-responsive answers. We provided updates to senior management.

In 2012, we published the Valspar Policy Regarding Conflict Minerals, reiterating our commitment to DRC conflict-free sourcing. The Valspar Policy Regarding Conflict Minerals is available on-line at http://www.valsparglobal.com/cmpolicy.

3. Results of Supply Chain Due Diligence

As of December 31, 2013, we received responses from approximately two-thirds of the suppliers we surveyed. Approximately half of responding suppliers represented that the 3TG in the materials they provided us did not originate from the Covered Countries. A minority of responding suppliers were able to provide information on the mines or smelters of origin. None of our responding suppliers indicated that the 3TG in the materials provided us were sourced from the Covered Countries. A small number of suppliers disclosed that scrap or recycled tin was present in their supply chains. We are continuing to gather information from our direct suppliers regarding the origin of any 3TG in our supply chain.

In a small number of cases, our suppliers responded that the materials they provided us did not utilize tin during manufacturing. In these situations, we reviewed our raw material information and consulted with technical experts to confirm that the materials being supplied could be made without the use of tin or tin compounds.

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As a result of the due diligence measures described above, Valspar has been able to determine that relevant products include packaging, general industrial, coil, wood and automotive refinish coatings, as well as architectural paints, resins and colorants. Based on our supplier responses, we have been able to confirm that many of these products are either free of 3TG or free of 3TG originating from the Covered Countries. Raw material suppliers have identified mines or smelters of origin in Peru, Thailand, China, Indonesia, Belgium and Bolivia. Due to a lack of information from some raw material suppliers, however, we have not been able to confirm the country of origin for all of the 3TG in the relevant materials we source.

4. Continuing Due Diligence and Risk Mitigation

We are continuing to work closely with our raw material suppliers in 2014 to further ensure that any 3TG in our supply chain does not directly or indirectly finance or benefit armed groups in the Covered Countries. We have directed and will continue to direct further inquiries to suppliers of raw materials believed to contain 3TG or 3TG compounds, including more specific requests for information on mines or smelters of origin through continued distribution of the EICC-GeSI Conflict Minerals Reporting Template. In addition, other initiatives may include:

•         Conflict minerals flow-down clauses in new or renewed supplier contracts;

•         Issuance of a Supplier Code of Conduct setting forth our expectations on conflict-free sourcing;

•         Additional supply chain engagement and training, with a particular focus on international suppliers;

•         Continued involvement in trade associations to identify best practices for supply chain due diligence;

•         Development of a risk mitigation plan to address non-conforming or non-responsive suppliers.

5. Independent Private Sector Audit

Not required for calendar year 2013.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Conflict Minerals Report constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.

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Forward-looking statements are based on management’s current expectations, estimates, assumptions and beliefs about future events, conditions and financial performance. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from such statements. Any statement that is not historical in nature is a forward-looking statement. We may identify forward-looking statements with words and phrases such as “expects,” “projects,” “estimates,” “anticipates,” “believes,” “could,” “may,” “will,” “plans to,” “intend,” “should” and similar expressions.

These risks, uncertainties and other factors include, but are not limited to, deterioration in general economic conditions, both domestic and international, that may adversely affect our business; fluctuations in availability and prices of raw materials, including raw material shortages and other supply chain disruptions, and the inability to pass along or delays in passing along raw material cost increases to our customers; dependence of internal sales and earnings growth on business cycles affecting our customers and growth in the domestic and international coatings industry; market share loss to, and pricing or margin pressure from, larger competitors with greater financial resources; significant indebtedness that restricts the use of cash flow from operations for acquisitions and other investments; dependence on acquisitions for growth, and risks related to future acquisitions, including adverse changes in the results of acquired businesses, the assumption of unforeseen liabilities and disruptions resulting from the integration of acquisitions; risks and uncertainties associated with operations and achievement of profitable growth in developing markets, including Asia and Central and South America; loss of business with key customers; damage to our reputation and business resulting from product claims or recalls, litigation, customer perception and other matters; our ability to respond to technology changes and to protect our technology; possible interruption, failure or compromise of the information systems we use to operate our business; changes in governmental regulation, including more stringent environmental, health and safety regulations; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; unusual weather conditions adversely affecting sales; changes in accounting policies and standards and taxation requirements such as new tax laws or revised tax law interpretations; the nature, cost and outcome of pending and future litigation and other legal proceedings; and civil unrest and the outbreak of war and other significant national and international events.

We undertake no obligation to subsequently revise any forward-looking statement to reflect new information, events or circumstances after the date of such statement, except as required by law.

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